Exhibit 23.2

Consent of Independent Auditors

We consent to incorporation by reference in this Registration Statement on Form S-3 of our report dated June 21, 2022, with respect to the audited statements of revenues and direct operating expenses of the assets acquired in the Alamo Acquisitions for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ WEAVER AND TIDWELL, L.L.P.

Midland, Texas

June 29, 2022